CONTACTS:
Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor Reports First-Quarter Fiscal Year 2021 Results

TROY, Mich. (Feb. 3, 2021) – Meritor, Inc. (NYSE: MTOR) today reported financial results for its first fiscal quarter that ended Dec. 31, 2020.

First-Quarter Highlights
•Sales of $889 million
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor of $32 million
•Diluted earnings per share from continuing operations of $0.44
•Adjusted income from continuing operations attributable to the company of $44 million, or $0.60 per adjusted diluted share
•Adjusted EBITDA of $102 million and adjusted EBITDA margin of 11.5 percent
•Operating cash flow of $44 million
•Free cash flow of $34 million
First-Quarter Results
For the first quarter of fiscal year 2021, Meritor posted sales of $889 million, down $12 million, or approximately one percent, from the same period last year. The decrease in sales was driven primarily by the impact from the termination of the WABCO distribution arrangement, which occurred in the second quarter of fiscal year 2020, largely offset by higher truck production.

Net income attributable to Meritor and net income from continuing operations attributable to Meritor were $32 million, or $0.44 per diluted share, compared to $39 million, or $0.48 per diluted share, in the same period last year. Lower net income year over year was driven primarily by higher interest expense, which included $8 million of debt extinguishment costs incurred in the first quarter of fiscal year 2021, partially offset by cost reduction actions executed in the second half of fiscal year 2020.

Adjusted income from continuing operations attributable to the company in the first quarter of fiscal year 2021 was $44 million, or $0.60 per adjusted diluted share, compared to $52 million, or $0.64 per adjusted diluted share, in the same period last year.

Adjusted EBITDA was $102 million, compared to $98 million in the first quarter of fiscal year 2020. Adjusted EBITDA margin for the first quarter of fiscal year 2021 was 11.5 percent, compared to 10.9 percent in the same period last year. The increase in adjusted EBITDA and adjusted EBITDA margin year over year was driven primarily by cost reduction actions executed in the second half of the prior fiscal year which more than offset the impact of lower sales.

Cash provided by operating activities was $44 million in the first quarter of fiscal year 2021, compared to cash used for operating activities of $19 million in the first quarter of fiscal year 2020. The increase in operating cash flow year over year was driven primarily by the impact of accounts receivable factoring as a result of higher balances available under the factoring programs and lower incentive compensation payments.

First-Quarter Segment Results
Commercial Truck sales for the first quarter of fiscal year 2021 were $691 million, up $28 million, or 4 percent, compared to the same period last year. The increase in sales in the first quarter of fiscal year 2021 was primarily due to slightly higher market volumes in Europe and India.

Segment adjusted EBITDA for Commercial Truck was $63 million, up $6 million compared to the first quarter of fiscal year 2020. Segment adjusted EBITDA margin increased to 9.1 percent in the first quarter of fiscal year 2021, compared to 8.6 percent in the same period of the prior year. The increase in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by conversion on higher revenue, cost reduction actions, and recognition of a one-time value added tax credit of $6 million at our joint venture in Brazil, partially offset by higher premium freight and electrification costs.

The Aftermarket and Industrial segment posted sales of $234 million, down $41 million, or 15 percent, from the same period a year ago. The decrease in sales in the first quarter of fiscal year 2021 was primarily due to the impact of the termination of the WABCO distribution arrangement.

Segment adjusted EBITDA for Aftermarket and Industrial was $35 million, down $4 million, compared to the first quarter of fiscal year 2020. Segment adjusted EBITDA margin increased to 15.0 percent in the first quarter of fiscal year 2021, compared to 14.2 percent in the same period of the prior year. Segment adjusted EBITDA margin increased due to cost reduction actions, which more than offset the impact of the termination of the WABCO distribution arrangement.

Outlook for Fiscal Year 2021
The company is providing the following guidance for fiscal year 2021:
•Revenue to be in the range of $3.65 billion to $3.8 billion
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $115 million to $140 million
•Diluted earnings per share from continuing operations to be in the range of $1.55 to $1.90
•Adjusted diluted earnings per share from continuing operations to be in the range of $2.25 to $2.50
•Adjusted EBITDA margin to be in the range of 10.6 percent to 10.8 percent
•Operating cash flow to be in the range of $205 million to $220 million
•Free cash flow to be in the range of $110 million to $125 million

“We are pleased with our operational and financial performance this quarter” said Jay Craig, president and CEO of Meritor. “The rebound in Class 8 truck markets, combined with our growing electrification business and new awards in Meritor’s Truck and Industrial businesses, gives us a clear path to successfully completing M2022.”

First-Quarter Fiscal Year 2021 Conference Call
Meritor will host a conference call and webcast to discuss the company's first-quarter results for fiscal year 2021 on Wednesday, Feb. 3 at 9 a.m. ET.

To participate, call (844) 412-1003 within the U.S. or (216) 562-0450 from outside the U.S. at least 10 minutes prior to the start of the call. Please reference conference ID: 6467659 when registering. Investors can also listen to the conference call in real time or access a recording of the call after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 12 p.m. ET on Feb. 3 until 12 p.m. ET on Feb. 10 by calling (855) 859-2056 from within the United States or (404) 537-3406 from outside the U.S. Please refer to replay conference ID 6467659. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.
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Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, financial markets and operations; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc., AxleTech and Transportation Power, Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2020 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, and free cash flow.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow over adjusted income from continuing operations is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow over adjusted income from continuing operations as key metrics to determine management’s performance under our performance-based compensation plans.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2020	2019
Sales	$889	$901
Cost of sales	(774)	(774)
GROSS PROFIT	115	127
Selling, general and administrative	(65)	(70)
Other operating expense, net	(7)	(5)
OPERATING INCOME	43	52
Other income, net	14	10
Equity in earnings of affiliates	11	6
Interest expense, net	(28)	(14)
INCOME BEFORE INCOME TAXES	40	54
Provision for income taxes	(7)	(13)
INCOME FROM CONTINUING OPERATIONS	33	41
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—
NET INCOME	33	41
Less: Net income attributable to noncontrolling interests	(1)	(2)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$32	$39

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$32	$39
Income from discontinued operations	—	—
Net income	$32	$39

DILUTED EARNINGS PER SHARE
Continuing operations	$0.44	$0.48
Discontinued operations	—	—
Diluted earnings per share	$0.44	$0.48

Diluted average common shares outstanding	73.2	80.7

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2020	September 30, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$283	$315
Receivables, trade and other, net	466	479
Inventories	473	435
Other current assets	70	54
TOTAL CURRENT ASSETS	1,292	1,283
NET PROPERTY	520	515
GOODWILL	507	501
OTHER ASSETS	611	585
TOTAL ASSETS	$2,930	$2,884
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$15	$39
Accounts and notes payable	445	423
Other current liabilities	251	264
TOTAL CURRENT LIABILITIES	711	726
LONG-TERM DEBT	1,189	1,188
RETIREMENT BENEFITS	187	196
OTHER LIABILITIES	278	279
TOTAL LIABILITIES	2,365	2,389

EQUITY:
Common stock (December 31, 2020 and September 30, 2020, 104.0 and 103.7 shares issued and 72.5 and 72.3 shares outstanding, respectively)	106	105
Additional paid-in capital	784	808
Retained earnings	768	736
Treasury stock, at cost (December 31, 2020 and September 30, 2020, 31.4 and 31.4 shares, respectively)	(573)	(573)
Accumulated other comprehensive loss	(555)	(614)
Total equity attributable to Meritor, Inc.	530	462
Noncontrolling interests	35	33
TOTAL EQUITY	565	495
TOTAL LIABILITIES AND EQUITY	$2,930	$2,884

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended December 31,
	2020	2019
Net income attributable to Meritor, Inc.	$32	$39
Income from discontinued operations, net of tax, attributable to Meritor, Inc.	—	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$32	$39

Interest expense, net	28	14
Provision for income taxes	7	13
Depreciation and amortization	27	24
Noncontrolling interests	1	2
Loss on sale of receivables	1	1
Restructuring	6	5
Adjusted EBITDA	$102	$98

Adjusted EBITDA margin (1)	11.5%	10.9%

Unallocated legacy and corporate expense (income), net (2)	(4)	(2)
Segment adjusted EBITDA	$98	$96

Commercial Truck (3)
Segment adjusted EBITDA	$63	$57
Segment adjusted EBITDA margin (4)	9.1%	8.6%

Aftermarket and Industrial (3)
Segment adjusted EBITDA	$35	$39
Segment adjusted EBITDA margin (4)	15.0%	14.2%

Sales (3)
Commercial Truck	$691	$663
Aftermarket and Industrial	234	275
Intersegment Sales	(36)	(37)
Total Sales	$889	$901
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three months ended December 31, 2019 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Income from continuing operations	$33	$41
Adjustments to income from continuing operations to arrive at cash provided by (used for) operating activities:
Depreciation and amortization	27	24
Deferred income tax expense	1	3
Restructuring costs	6	5
Equity in earnings of affiliates	(11)	(6)
Pension and retiree medical income	(13)	(10)
Loss on debt extinguishment	8	—
Other adjustments to income from continuing operations	6	3
Dividends received from equity method investments	1	—
Pension and retiree medical contributions	(3)	(3)
Restructuring payments	(4)	(7)
Changes in off-balance sheet accounts receivable securitization and factoring programs	85	7
Changes in receivables, inventories and accounts payable	(77)	(31)
Changes in other current assets and liabilities	(22)	(28)
Changes in other assets and liabilities	7	(16)
Operating cash flows provided by (used for) continuing operations	44	(18)
Operating cash flows used for discontinued operations	—	(1)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	44	(19)
INVESTING ACTIVITIES
Capital expenditures	(10)	(16)
Other investing activities	(3)	—
CASH USED FOR INVESTING ACTIVITIES	(13)	(16)
FINANCING ACTIVITIES
Securitization	—	72
Borrowings against revolving line of credit	—	65
Proceeds from debt issuance	275	—
Redemption of notes	(281)	—
Redemption of convertible notes	(53)	—
Debt issuance costs	(4)	—
Term loan payments	(4)	(3)
Net change in debt	(67)	134
Repurchase of common stock	—	(100)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(67)	34
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	4	1
CHANGE IN CASH AND CASH EQUIVALENTS	(32)	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	315	108
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$283	$108

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended December 31,
	2020	2019
Cash provided by (used for) operating activities	$44	$(19)
Capital expenditures	(10)	(16)
Free cash flow	$34	$(35)

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2020	2019
Income from continuing operations attributable to Meritor, Inc.	$32	$39
Adjustments:
Restructuring	6	5
Non-cash tax expense (1)	1	9
Loss on debt extinguishment	8	—
Income tax benefit (2)	(3)	(1)
Adjusted income from continuing operations attributable to Meritor, Inc.	$44	$52

Diluted earnings per share from continuing operations	$0.44	$0.48
Impact of adjustments on diluted earnings per share	0.16	0.16
Adjusted diluted earnings per share from continuing operations	$0.60	$0.64

Diluted average common shares outstanding	73.2	80.7
(1) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) Amount for the three months ended December 31, 2020 includes $2 million related to the loss on debt extinguishment and $1 million of income tax benefits related to restructuring. Amount for the three months ended December 31, 2019 includes $1 million of income tax benefits related to restructuring.

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2021— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year 2021 Outlook (1)
Net income attributable to Meritor, Inc.	$~115 - 140
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$~115 - 140
Interest expense, net	~85
Provision for income taxes	~45 - 50
Depreciation and amortization	~105
Restructuring	~25
Other	~5 - 12
Adjusted EBITDA	$~387 - 410

Sales	$~3,650 - 3,800

Adjusted EBITDA margin (2)	~10.6% - 10.8%

Diluted earnings per share from continuing operations	$~1.55 - 1.90
Adjustments:
Restructuring costs	~0.35
Loss on debt extinguishment	~0.10
Non-cash tax expense (3)	~0.15 - 0.25
Adjusted diluted earnings per share from continuing operations	$~2.25 - 2.50

Diluted average common shares outstanding	~73

Cash provided by operating activities	$~205 - 220
Capital expenditures	~(95)
Free cash flow	$~110 - 125

(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.